UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

PINNACLE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 541-7777

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2010, Pinnacle Entertainment, Inc. (the “Company”) entered into a Second Amendment to the Third Amended and Restated Credit Agreement with Barclays Bank PLC, as the administrative agent and the lenders party thereto (the “Second Amendment”), which amends the Company’s Third Amended and Restated Credit Agreement dated as of February 5, 2010, as previously amended (the “Credit Agreement”).  The purpose of the Second Amendment was to modify the Company’s Credit Agreement in connection with the expanded scope and budget of the Company’s Baton Rouge project from $250 million to $357 million (exclusive of land acquisition costs and capitalized interest).

Specifically, the Second Amendment increased the capital expenditures limit for the Company’s Baton Rouge project from $235 million to $375 million. In addition, pursuant to the Second Amendment, the definition of commencement of construction was amended, with respect to the Company’s Baton Rouge project, to provide the spending from and after January 1, 2010 of an amount greater than $100 million (excluding certain costs such as land acquisition costs, costs to obtain a gaming license and capitalized interest). Prior to the Second Amendment, the definition of commencement of construction for the Company’s Baton Rouge project provided the spending from and after January 1, 2010 of an amount greater than $25 million (excluding certain costs such as land acquisition costs, costs to obtain a gaming license and capitalized interest).

The foregoing is only a summary of the terms of the Second Amendment, and is qualified by reference to the full text of the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 28, 2010, by and between Pinnacle Entertainment, Inc., Barclays Bank PLC, as the administrative agent, and the Required Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: October 29, 2010	By:	/s/ Stephen H. Capp

Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Second Amendment to Third Amended and Restated Credit Agreement, dated as of October 28, 2010, by and between Pinnacle Entertainment, Inc., Barclays Bank PLC, as the administrative agent, and the Required Lenders.